EXHIBIT 99.1

Investor Contact:	Media Contact:
Emma Jo Kauffman	Tawn Earnest
(615) 855-5525	(615) 855-5209

DOLLAR GENERAL PROVIDES UPDATE ON STATUS OF ACQUISITION

Consents and Tenders for Approximately 99% of Outstanding Notes Received
Court Denies Request to Delay Shareholder Vote

GOODLETTSVILLE, Tenn. - June 18, 2007 - Dollar General Corporation (NYSE: DG) (the “Company” or “Dollar General”) announced today that Buck Acquisition Corp., a Tennessee corporation (“Buck”), which is indirectly controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), had received consents and tenders for approximately 99% of the aggregate principal amount of the outstanding 8 5/8% Senior Notes due 2010 of Dollar General (the “Old Notes”), as of 5 p.m., New York City time, on June 15, 2007 (the “Consent Payment Deadline”).

The Old Notes were tendered pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 4, 2007 (the “Offer to Purchase”), which more fully sets forth the terms and conditions of the cash tender offer (and related consent solicitation) to purchase any and all of the $200 million outstanding principal amount of the Old Notes (the “Tender Offer”). The Tender Offer will expire at midnight, New York City time, on Friday, June 29, 2007 (unless such date is extended). These consents and tenders may not be validly withdrawn unless Buck reduces the amount of the purchase price, the consent payment or the principal amount of the Old Notes subject to the Tender Offer or is otherwise required by law to permit withdrawal. The Tender Offer is being conducted in connection with the anticipated merger (the “Merger”) of Buck with and into Dollar General. Additional information regarding the Merger and the related transactions can be found in the Company’s Securities and Exchange Commission filings.

The Tender Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn at least a majority in aggregate principal amount of the outstanding Old Notes, the receipt of the requisite consents to adopt the proposed amendments, the satisfaction by Buck of all conditions precedent to the Merger and the receipt by Buck of the proceeds from certain financing transactions to be entered into in connection with the Merger. Based upon the receipt of tenders and consents as of the Consent Payment Deadline, the minimum tender condition and requisite consent condition would have been satisfied.

As a result of the receipt of the requisite consents as of the Consent Payment Deadline, Dollar General, the subsidiary guarantors named therein and U.S. Bank National Association (successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as successor Trustee under the Indenture pursuant to which the Old Notes were issued (the “Indenture”), will execute a supplemental indenture to the Indenture in order to effect the proposed amendments to the Old Notes and the Indenture, as provided in the Offer to Purchase.

However, the proposed amendments will not become operative if the Tender Offer is terminated or withdrawn or the Old Notes are never accepted for payment.

Subsequent to the announcement of the proposed Merger, the Company and its directors were named in litigation that is pending in the Circuit Court for Davidson County alleging claims for breach of fiduciary duty arising out of the proposed sale of the Company to KKR. In connection with that litigation, the Company also announced that, last week, the Court denied the plaintiffs’ motion for a temporary injunction to delay the Company’s shareholder meeting, scheduled for June 21, 2007. The Company continues to believe that the litigation is without merit and intends to vigorously defend the litigation.

This release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Old Notes, nor is this release an offer or solicitation of an offer to sell any securities. The Tender Offer and related consent solicitation are made solely by means of the Offer to Purchase.

Cautionary Statement Regarding Forward-Looking Statements
Certain information provided herein may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements generally contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” “continue,” “contemplate,” or “pursue,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger agreement; the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the proposed Merger; the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the Merger, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the ability to recognize the benefits of the Merger; the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; and other risks, assumptions and uncertainties detailed from time to time in Dollar General’s SEC reports, including Dollar General’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as well as in the proxy statement relating to the proposed Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Buck’s or Dollar General’s ability to control or predict. There can be no assurance that the transaction described above will be consummated. Forward-looking statements made herein speak only as of the date hereof, and Dollar General assumes no obligation to update such statements.

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